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                                                                   Exhibit 10.30

                               FIRST AMENDMENT TO

                         TECHNOLOGY LICENSING AGREEMENT

      THIS AGREEMENT (the "Agreement") is entered into as of this 20th day of August, 1999, by and between H Power Corp., a Delaware corporation ("H Power") and H Power Enterprises of Canada, Inc., a Canadian corporation ("HPEC"). H Power and HPEC are individually referred to as a "Party" and collectively as the "Parties".

      WHEREAS, on May 2, 1997, the Parties entered into a Technology Licensing Agreement (the "Technology Licensing Agreement") under which H Power granted HPEC certain rights with respect to use of technology, intellectual property, equipment and other products relating to fuel cells and fuel cell systems (collectively the "Fuel Cell Technology"); and

      WHEREAS, H Power has entered into a Fuel Cell Product Operating Agreement (the "Operating Agreement") of even date herewith with ECO Fuel Cells, LLC, a Delaware limited liability company ("ECO LLC"); and

      WHEREAS, the terms of the Operating Agreement require that ECO LLC have access to the Fuel Cell Technology, including any improvements to the Fuel Cell Technology now existing or in the future developed by HPEC during the term of the Technology Licensing Agreement; and

      WHEREAS, the Parties desire to amend the terms of the Technology Licensing Agreement to ensure ECO LLC's unimpeded access to and use of the Fuel Cell Technology.

      NOW, THEREFORE, the Parties hereby agree as follows:

      1. Section 3.2 of the Technology Licensing Agreement is hereby amended to provide as follows:

            For the purposes hereof, "Territory" means Canada, provided, however, that in the event that the Exchange Right is fully exercised by each of the holders of Class A common shares of Licensee on or prior to 5:00 pm (Montreal time) on the Expiry Date, "Territory" shall be deemed to mean South America, Central America and North America (excluding, for the purposes of paragraph 3.1.3 hereof only, the States of Ohio, West Virginia and Pennsylvania, unless Licensor obtains a waiver from Duquesne Enterprises, Inc. relinquishing its exclusive rights to these three states under the terms of that certain Distributor Agreement dated as of May 22, 1996 between Licensor and Duquesne Enterprises, Inc., in which case this exclusion shall no longer apply).

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      2. Section 5.2 of the Technology Licensing Agreement is hereby amended to provide as follows:

            The parties hereby agree that any improvements, modifications, developments, additions and alternations made to the Technology, Equipment or Products by or on behalf of Licensee, its agents, employees, consultants or representatives at ant time shall be the exclusive property of Licensee (the "Licensee's Intellectual Property"). Licensee shall promptly furnish Licensor will complete details of all Licensee's Intellectual Property, whether now existing or in the future developed, in sufficient detail to enable Licensor to make use of Licensee's Intellectual Property and, subject to subsection 5.3 hereof, to sublicense Licensee's Intellectual Property to Licensor's other licensees. All Licensee's Intellectual Property, whether now existing or in the future developed, and regardless of whether disclosed herein, shall be licensed to Licensor for the Territory without any compensation therefor. Licensor shall cooperative fully with and assist Licensee in obtaining patents, copyrights, industrial designed and other intellectual property registration with respect to Licensee's Intellectual Property Rights.

      IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the date first above written.


H POWER CORP.


By: /s/ H. Frank Gibbard
Its: CEO


H POWER ENTERPRISES OF CANADA, INC,


By: /s/ H. Frank Gibbard
Its: President